UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1042001 (I.R.S. Employer Identification No.)

201 East Fourth Street, Suite 1900
Cincinnati, Ohio  45202
(Address, including zip code, of registrant’s principal executive office)

Registrant’s telephone number, including area code:  (513) 979-5838

First Financial Bancorp. 2009 Employee Stock Plan
(1,500,000 Common Shares)
And
First Financial Bancorp. 2009 Non-Employee Director Stock Plan
(75,000 Common Shares)
(Full title of the plans)

Gregory A. Gehlmann
Executive Vice President and General Counsel
201 East Fourth Street, Suite 1900
Cincinnati, OH  45202
(513) 979-5772
(Name, address including zip code, and telephone number including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting Registrant.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting Registrant)	Smaller reporting Registrant ☐

CALCULTION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PER SHARE (2)	AMOUNT OF REGISTRATION FEE(1)
Common Stock, no par value per share	1,575,000 Shares(1)	$16.36	$25,767,000	$1,837.19
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the plans to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock

(2)	Determined pursuant to Rule 457(c) and (h) based on $16.36, the average of the high and low prices of the Registrant’s Common Stock on August 6, 2010, as reported on The NASDAQ Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement covers 1,500,000 shares of common stock, no par value per share (the “Common Stock”) of First Financial Bancorp. (the “Registrant”), issuable pursuant to the First Financial Bancorp. 2009 Employee Stock Plan (the “Plan”) and 75,000 shares of common stock of the Registrant and issuable pursuant to the First Financial Bancorp. 2009 Non-Employee Director Stock Plan (“Director Plan”).  As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act.  Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (“Commission”) pursuant to the requirements of Section 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (Exchange Act”) (Commission File No. 000-12379) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2009;
(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;
(c)
Current Reports of Forms 8-K or 8-K/A filed January 26, 2010 (two filings), February 2, 2010, February 24, 2010, February 24, 2010, March 9, 2010, April 30, 2010, (two filings), May 27, 2010, May 28, 2010 (two filings), June 1, 2010, June 8, 2010, June 22, 2010, June 29, 2010, and August 4, 2010.

(d)	Proxy Statement for the Annual Meeting of Shareholders held on May 25, 2010, filed with the Commission on April 15, 2010 and amended on April 19, 2010;
(e)
The description of the Registrant’s common stock contained in the Registrant’s Statement on Form S-3 filed with the Commission under Section 12(g) of the Exchange Act on January 21, 2009, including any amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, no report of the Compensation Committee of the Board of Directors of the Registrant, no Report of the Audit Committee of the Board of Directors of the Registrant and no performance graph included in any Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference, and to the extent that any information contained in any Current Report of Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Copies of these filings and any other filings incorporated by reference may be obtained at no cost, by writing or telephoning the Registrant at the following address:

First Financial Bancorp
201 East Fourth Street, Suite 1900
Cincinnati, OH 45202
Attn:  Investor Relations
email:  ken.lovik@bankatfirst.com

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the securities offered hereby has been passed upon by Gregory A. Gehlmann, Esq., Corporate Executive Vice President and General Counsel of the Registrant, who beneficially owns 136,982 shares of Common Stock inclusive of options to purchase 100,000 shares of Common Stock which he is deemed to beneficially own in accordance with Rule 13d-3 and inclusive of 24,028 shares of restricted stock which remain subject to forfeiture until vested.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In general, the Articles and the Regulations provide that the Registrant shall indemnify all persons whom it may indemnify to the full extent permitted by Ohio law.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability Registrant, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability Registrant, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1709.95 of the Revised Code.
(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.
(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
(c) By the shareholders;
(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.
(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1709.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:
(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability Registrant, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability Registrant, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	DESCRIPTION
4.1
Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 27, 2008).

4.2
Certificate of Amendment by the Board of Directors to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 24, 2008).

4.3	Certificate of Amendment by Shareholders to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form S-3 filed on January 21, 2009).
4.4
Amended and Restated Regulations, as amended as of May 1, 2007 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 10-Q for the quarter ended June 30, 2007, filed on August 3, 2007).

5.1	Opinion of Gregory A. Gehlmann, Esq., as to the legality of the Common Shares being registered.
10.1	First Financial Bancorp. 2009 Employee Stock Plan
10.2	First Financial Bancorp. 2009 Non-Employee Director Stock Plan.
10.3	Form of Restricted Stock Agreement (3-year vesting) under the First Financial Bancorp., 2009 Employee Stock Plan.
10.4	Form of Restricted Stock Agreement (4-year vesting) under the First Financial Bancorp., 2009 Employee Stock Plan.
10.5	Form of Restricted Stock Agreement – Non-Employee Director (3-year vesting) under the First Financial Bancorp., 2009 Non-Employee Director Stock Plan.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gregory A. Gehlmann, Esq. (contained in his opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).

ITEM 9.  UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.;

(ii)
To reflect in the prospectus any fact or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, and the State of Ohio, on 9th day of August, 2010.

First Financial Bancorp.

By:	/s/Claude E. Davis
Claude E. Davis,
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that the undersigned, an executive officer or director of First Financial Bancorp., an Ohio corporation (the “Company”), does hereby constitute and appoint Gregory A. Gehlmann the true and lawful attorney-in-fact and agent of the undersigned, to do or cause to be done any and all acts and things and to execute any and all instruments and documents which said attorney-in-fact and agent may deem advisable or necessary to enable the Company to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities of the Company being registered on the Registration Statement on Form S-8 to which this power of attorney is filed as an exhibit (the “Securities”), including specifically, but without limiting the generality of the foregoing, power and authority to sign, in the name and on behalf of the undersigned as an executive officer or director of the Company, the Registration Statement on Form S-8 to which this power of attorney is filed as an exhibit, a Registration Statement under Rule 462 of the Securities Act, or another appropriate form in respect of the registration of the Securities, and any and all amendments thereto, including post-effective amendments, and any instruments, prospectuses, contracts, documents or other writings of which the originals or copies thereof are to be filed as a part of, or in connection with, any such Registration Statement or amendments, and to file or cause to be filed the same with the Securities and Exchange Commission, and to effect any and all applications and other instruments in the name and on behalf of the undersigned which said attorney-in-fact and agent deems advisable in order to qualify or register the Securities under the securities laws of any of the several States; and the undersigned does hereby ratify all that said attorney-in-fact or agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 27th day of July, 2010.

/s/Claude E. Davis
Claude E. Davis	President and Chief Executive Officer/Director

/s/J. Franklin Halll
J. Franklin Hall	EVP and Chief Financial Officer
(Principal Financial Officer)

/s/Anthony M. Stollings
Anthony M. Stollings	SVP, Chief Accounting Officer and
Controller (Principal Accounting Officer)

/s/J. Wickliffe Ach
J. Wichliffe Ach	Director

/s/David S. Barker
David S. Barker	Director

/s/Donald M. Cisle, Sr.
Donald M. Cisle, Sr.	Director

/s/Mark A. Collar
Mark A. Collar	Director

Corinne R. Finnerty	Director

/s/Murph Knapke
Murph Knapke	Chairman of the Board/Director

/s/Susan L. Knust
Susan L. Knust	Director

/s/William J. Kramer
William J. Kramer	Director

/s/Richard E. Olszewski
Richard E. Olszewski	Director

/s/Maribeth S. Rahe
Maribeth S. Rahe	Director

EXHIBIT INDEX

Exhibit Number	DESCRIPTION
4.1
Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 27, 2008).

4.2
Certificate of Amendment by the Board of Directors to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 24, 2008).

4.3	Certificate of Amendment by Shareholders to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form S-3 filed on January 21, 2009).
4.4
Amended and Restated Regulations, as amended as of May 1, 2007 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 10-Q for the quarter ended June 30, 2007, filed on August 3, 2007).

5.1	Opinion of Gregory A. Gehlmann, Esq., as to the legality of the Common Shares being registered.
10.1	First Financial Bancorp. 2009 Employee Stock Plan
10.2	First Financial Bancorp. 2009 Non-Employee Director Stock Plan.
10.3	Form of Restricted Stock Agreement (3-year vesting) under the First Financial Bancorp., 2009 Employee Stock Plan.
10.4	Form of Restricted Stock Agreement (4-year vesting) under the First Financial Bancorp., 2009 Employee Stock Plan.
10.5	Form of Restricted Stock Agreement – Non-Employee Director (3-year vesting) under the First Financial Bancorp., 2009 Non-Employee Director Stock Plan.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gregory A. Gehlmann, Esq. (contained in his opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).